Exhibit 4.8

FORM OF AGREEMENT FOR APPOINTMENT/RE-APPOINTMENT OF EXECUTIVE DIRECTORS

This Agreement made this ________day of ____________ between WIPRO LIMITED, a public limited company incorporated under the Companies Act,1913 and deemed to be registered under the Companies Act, 1956 and having its registered office at Doddakannelli, Sarjapur Road, Bangalore hereinafter referred to as the “Company” (which expression shall unless it be repugnant to the context, be deemed to include its successors and assigns) of the ONE PART and Mr. ___________, residing at ________________________ hereinafter referred to as (Designation) of the OTHER PART;

WHEREAS

1.	At the Annual General Meeting held on ______, the members of the Company had approved the appointment/re-appointment of Mr. ______as (Designation) of the Company for a period of ______years with effect from ______(date) as per the terms and conditions as well as the remuneration and perquisites to be determined by the Board of Directors of the Company.

2.	In terms of the Corporate Governance guidelines and pursuant to the approval of the Nomination and Corporate Governance Committee and Compensation & Benefits Committee the Board of Directors of the Company at their meeting held on ______, had resolved to appoint/ re-appoint Mr. ______(name and designation of the Executive Director) for a further period of ______with effect from ______on the terms and conditions as well as the remuneration and perquisites as contained in an agreement to be executed between the Company and the ______(designation) subject to the approval of the members in a General Meeting.

3.	The parties are now desirous of recording the said terms and conditions as well as the terms and conditions as well as the terms of remuneration and perquisites in an agreement.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	Mr. ______shall hold the office of the ______for a period of ______from ______. The said ______shall however be entitled for re-appointment or extension of his term of office by further periods not exceeding ______.

2.	That the ______shall faithfully, diligently and honestly and to the best of his ability and power manage all business affairs of the Company and in particular all the business affairs of the Company and do and execute all such acts, deeds and things for carrying out its objects as may from time to time be assigned to him by the Directors of the Company or as may be vested in him by the Directors of the Company or as may be vested in him as such ______under these presents, and he shall in all respects conform to and comply with all lawful orders and directions issued and given by them to him and shall well and faithfully serve the company and use his best endeavors to promote its interests.

3.	The ______shall be entitled to the following remuneration and perquisites which are in accordance with Schedule XIII of the Companies Act, 1956.

i.	Salary :

ii.	Special Allowance :

iii.	Commission :

Perquisites :

The ______shall be entitled to all the perquisites listed herein below in addition to the salary and commission mentioned above;

a.	Housing :

b.	Medical Reimbursement :

c.	Leave Travel Concession :

d.	Club Fees :

e.	Personal Accident Insurance/Group Life Insurance :

f.	Provident Fund/Pension :

g.	Gratuity :

h.	Use of Car with Driver :

i.	Telephone facility at residence :

j.	Servant :

k.	Watchman :

l.	Gardener :

Other terms and conditions:

a.	In the event of absence or inadequacy of profits in any financial year during the tenure of the ______, salary and perquisites subject to the limits stipulated under Schedule XIII read with Section 269 and 309 of the Companies Act, 1956, is payable.

b.	“Family” means the spouse and dependent children of

c.	Leave with full pay and allowances shall be allowed as per the Company’s rules.

d.	Reimbursement of entertainment expenses actually and properly incurred in the course of business of the Company shall be allowed.

e.	No sitting fees shall be paid to the ______for attending the meetings of the Board of Directors or Committees thereof.

f.	The ______shall not be liable to retire by rotation.

4.	Subject to the supervision, control and direction of the Board of Directors of the Company and subject to the provisions of the Companies Act, 1956 the ______of the Company shall have the power to do all acts, matters and things deemed necessary, proper or expedient for carrying on the business affairs of the Company and shall have all powers as may be delegated to him under separate power of attorney to be executed by the Company in his favor and generally to act for the Company and may delegate all or any of the powers to any Directors, Managers, Agents or other persons as he may think fit and he shall have the power to grant to any such person such powers of attorney as he may deem expedient and he may at pleasure revoke such powers.

5.	That the ______shall not exercise any of the following powers on behalf of the Company namely;

a.	make any calls on the shareholders in respect of any moneys remaining unpaid on their shares

b.	borrow any moneys or make any loans except within the limits and for the purpose fixed by the Directors of the Company at a Board meeting, and

c.	Invest any funds of the Company except up to the limits specified in a resolution passed by the Directors of the Company at a Board meeting, and that the nature of the investments which may be made by him shall be such as may be specified in such resolution of the Board.

6.	The remuneration and perquisites specified in this agreement shall, however, be increased by the Board of Directors from time to time at their discretion.

IN WITNESS WHEREOF the Common Seal of the Company has been hereunto affixed and Mr. ____________ has hereunto set and subscribed his hand the day and year first hereinabove written.

The Common Seal of Wipro Limited was hereunto

Affixed pursuant to a resolution passed by the Board

of Directors in that behalf on ______________ in the

Presence of Mr. _____________ and countersigned

by Mr. _______________

SIGNED, SEALED AND DELIVERED BY THE ABOVE

NAMED Mr. ____________________

in presence of Mr.                                         .